EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact: KBW Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402 Steven P. Kent Managing Director 877-298-6520 (After 4/27/09)

FOR IMMEDIATE DISTRIBUTION

Capitol Bancorp Announces Retention of Keefe, Bruyette & Woods

LANSING, Mich., and PHOENIX, Ariz.: April 23, 2009:  Capitol Bancorp Limited (NYSE: CBC), announced today the retention of Keefe, Bruyette & Woods as a financial advisor to the Corporation for the evaluation of current affiliate divestiture opportunities.

Capitol Bancorp’s Chairman and CEO Joseph D. Reid said, “KBW’s national presence, expertise and counsel will greatly enhance our analysis and assessment of several opportunities that Capitol is evaluating at this time.”

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.8 billion national community banking company, with a network of separately chartered banks in 17 states.  It is the holder of the most individual bank charters in the country. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

About KBW
KBW (NYSE: KBW) operates in the U.S. and Europe through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc. and Keefe, Bruyette & Woods Limited.  It also offers asset management services through KBW Asset Management, Inc.  Founded in 1962, the firm is widely recognized as a leading authority in the banking, insurance, brokerage, asset management, mortgage banking and specialty finance sectors.  The firm has established industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading for financial services companies.